Exhibit 5.2

12636 High Bluff Drive, Suite 400
San Diego, California 92130-2071
Tel: +1.858.523.5400 Fax: +1.858.523.5450
www.lw.com

FIRM / AFFILIATE OFFICES
	Abu Dhabi	Moscow
	Barcelona	Munich
	Beijing	New Jersey
	Boston	New York
	Brussels	Orange County
March 30, 2011	Chicago	Paris
	Doha	Riyadh
	Dubai	Rome
	Frankfurt	San Diego
	Hamburg	San Francisco
	Hong Kong	Shanghai
	Houston	Silicon Valley
	London	Singapore
	Los Angeles	Tokyo
	Madrid	Washington, D.C.
Milan
BioMed Realty Trust, Inc.
BioMed Realty, L.P.
17190 Bernardo Center Drive
San Diego, CA 92128

Re:	Registration Statement on Form S-3 and Prospectus Supplement; $400,000,000 Aggregate Principal Amount of BioMed Realty, L.P.’s 3.85% Senior Notes Due 2016
Ladies and Gentlemen:
     We have acted as special counsel to BioMed Realty Trust, Inc., a Maryland corporation (the “Guarantor”), and BioMed Realty, L.P., a limited partnership organized under the laws of the State of Maryland (the “Operating Partnership”), in connection with the issuance of $400,000,000 aggregate principal amount of the Operating Partnership’s 3.85% Senior Notes due 2016 (the “Notes”) and the guarantee of the Notes (the “Guarantee”) by the Guarantor, under an indenture, dated March 30, 2011 (the “Base Indenture”), among the Operating Partnership, the Guarantor and U.S. Bank National Association, as trustee (the “Trustee”), as supplemented by Supplemental Indenture No. 1, dated March 30, 2011, among the Operating Partnership, the Guarantor and the Trustee (the “Supplemental Indenture,” and together with the Base Indenture, the “Indenture”), and pursuant to a registration statement on Form S-3 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on September 4, 2009, as amended by Post-Effective Amendment No. 1, filed with the Commission on November 15, 2010 (File Nos. 333-161751 and 333-161751-01) (as so filed and as amended, the “Registration Statement”), a base prospectus, dated November 15, 2010, included as part of the Registration Statement (the “Base Prospectus”), a preliminary prospectus supplement, dated March 23, 2011, filed with the Commission pursuant to Rule 424(b) under the Act, a prospectus supplement, dated March 23, 2011, filed with the Commission pursuant to Rule 424(b) under the Act (together with the Base Prospectus, the “Prospectus”), and an underwriting agreement, dated March 23, 2011 (the “Underwriting Agreement”), among the Operating Partnership, the Guarantor and Wells Fargo Securities, LLC,

March 30, 2011

KeyBanc Capital Markets Inc. and Morgan Stanley & Co. Incorporated, as representatives of the several underwriters named therein. This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or Prospectus, other than as expressly stated herein with respect to the issue of the Notes and the Guarantee.
     As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Operating Partnership, the Guarantor and others as to factual matters without having independently verified such factual matters. We are opining herein as to the internal laws of the State of New York, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or as to any matters of municipal law or the laws of any local agencies within any state. Various issues concerning Maryland law are addressed in the opinion of Venable LLP, which has been separately provided to you. We express no opinion with respect to those matters herein.
     Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, when the Notes have been duly executed, issued and authenticated in accordance with the terms of the Indenture and delivered against payment therefor in the circumstances contemplated by the Underwriting Agreement, the Notes and the Guarantee will be legally valid and binding obligations of the Operating Partnership and the Guarantor, respectively, enforceable against the Operating Partnership and the Guarantor in accordance with their respective terms.
     Our opinion is subject to: (i) the effect of bankruptcy, insolvency, reorganization, preference, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights and remedies of creditors; (ii) the effect of general principles of equity, whether considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), concepts of materiality, reasonableness, good faith and fair dealing, and the discretion of the court before which a proceeding is brought; (iii) the invalidity under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy; and (iv) we express no opinion with respect to (a) any provision for liquidated damages, default interest, late charges, monetary penalties, make-whole premiums or other economic remedies to the extent such provisions are deemed to constitute a penalty, (b) consents to, or restrictions upon, governing law, jurisdiction, venue, arbitration, remedies or judicial relief, (c) the waiver of rights or defenses contained in Section 4.4 of the Base Indenture, (d) any provision requiring the payment of attorneys’ fees, where such payment is contrary to law or public policy, (e) any provision permitting, upon acceleration of the Notes, collection of that portion of the stated principal amount thereof which might be determined to constitute unearned interest thereon, (f) provisions purporting to make a guarantor primarily liable rather than as a surety and provisions purporting to waive modifications of any guaranteed obligation to the extent such modification constitutes a novation, (g) any provision to the extent it requires any party to indemnify any other person

March 30, 2011

against loss in obtaining the currency due following a court judgment in another currency and (h) the severability, if invalid, of provisions to the foregoing effect. We express no opinion or confirmation as to federal or state securities laws, tax laws, antitrust or trade regulation laws, insolvency or fraudulent transfer laws, antifraud laws, compliance with fiduciary duty requirements, New York Stock Exchange rules, FINRA rules, pension or employee benefit laws, environmental laws, usury laws or margin regulations (without limiting other laws excluded by customary practice).
     With your consent, we have assumed (i) that the Indenture, the Guarantee and the Notes (collectively, the “Documents”) have been duly authorized, executed and delivered by the parties thereto, (ii) that the Documents constitute legally valid and binding obligations of the parties thereto other than the Operating Partnership and the Guarantor, enforceable against each of them in accordance with their respective terms, and (iii) that the status of the Documents as legally valid and binding obligations of the parties is not affected by any (a) breaches of, or defaults under, agreements or instruments, (b) violations of statutes, rules, regulations or court or governmental orders or (c) failures to obtain required consents, approvals or authorizations from, or make required registrations, declarations or filings with, governmental authorities.
     This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Guarantor’s and the Operating Partnership’s Current Report on Form 8-K, dated March 30, 2011, and to the reference to our firm contained in the Prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,
/s/ Latham & Watkins LLP